Exhibit 10.2

FIRST DATA HOLDINGS INC.

FORM OF RESTRICTED STOCK AWARD AGREEMENT

TERMS AND CONDITIONS

1.	Pursuant to the 2007 Stock Incentive Plan for Key Employees of First Data Corporation and its Affiliates (the “Plan”), First Data Holdings Inc. (the “Company”) hereby grants to you (“Employee”) the number of shares of the Company’s common stock specified in the attached Restricted Stock Award (which forms part of this Agreement) (the “Shares”), subject to the Terms and Conditions set forth in this Agreement. The number of Shares may be adjusted pursuant to paragraph 7 below. The terms of the Plan are hereby incorporated in this instrument by reference and made a part hereof.

2.	Conditions to Issuance of Stock Certificates

The Shares deliverable upon lapse of the restrictions on Employee’s ownership and control, or any portion thereof, may be either previously authorized but unissued Shares or issued Shares, which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for Shares of stock purchased (if certified, or if not certified, register the issuance of such Shares on its books and records) upon vesting or portion thereof prior to fulfillment of all of the following conditions:

a.	The obtaining of approval or other clearance from any U.S. state, federal or foreign governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable;

b.	The execution by the Employee of the Management Stockholder’s Agreement and a Sale Participation Agreement; and

c.	The lapse of such reasonable period of time following the lapsing of restrictions on Employee’s control and ownership of the Shares as the Committee may from time to time establish for reasons of administrative convenience or as may otherwise be required by applicable law.

3.	Rights as Stockholder

Except as otherwise provided in the Management Stockholder’s Agreement, the holder of a Share shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares which may be acquired upon lapsing of restrictions on Employee’s ownership and control of the Shares or any portion thereof unless and until certificates representing such Shares shall have been issued by the Company to such holder or the Shares have otherwise been recorded in the records of the Company as owned by such holder. After Shares are issued, the transfer/sale of Shares will be limited by the provisions set forth in the Management Stockholder’s Agreement.

4.	The Company may, in its sole direction, withhold and/or sell Shares at such times and in such amounts without order or instruction from Employee as may be necessary in the Company’s judgment to cover taxes, withholding obligations, securities fees, or other costs, charges, or fees associated with the grant, vesting, transfer, or other aspects of the Shares. Employee unconditionally consents to and approves all such actions taken by the Company. Employee (or any beneficiary or person entitled to act on your behalf) shall provide the Company with any forms, documents or other information reasonably required by the Company.

5.	The Shares may not be sold, assigned, transferred, pledged, or otherwise disposed of, except by will or the laws of descent and distribution, or otherwise as provided by the Plan and the Management Stockholder’s Agreement. If Employee or anyone claiming under or through Employee attempts to make any such sale, transfer, assignment, pledge or other disposition of Shares in violation of this Paragraph 5, such attempted violation shall be null, void, and without effect.

6.	Lapsing of Restrictions on Shares

Subject to other provisions of this Agreement and the terms of the Plan, Employee shall vest in Employee’s unrestricted ownership of the Shares, and all restrictions thereon shall lapse, in accordance with the following conditions and restrictions:

a.	Death or Disability. If Employee dies or incurs a Disability (as defined in the Plan) during a period of continuous employment with the Company, a Subsidiary or an Affiliate but while any Shares remain restricted, restrictions on all Shares shall lapse and shall be cashed out in a lump sum less any applicable withholdings at the then Fair Market Value within an administratively reasonable period of time following such event.

b.	Involuntary Termination without cause or Termination for Good Reason. If Employee involuntarily terminates employment without Cause or terminates employment for Good Reason (as defined in the Plan) from the Company, a Subsidiary or an Affiliate while any Shares remain restricted, restrictions on all Shares shall lapse and shall be cashed out in a lump sum less any applicable withholdings at the then Fair Market Value within an administratively reasonable period of time following such event.

c.	Voluntary Termination without Good Reason and Termination for Cause. If Employee voluntarily terminates without Good Reason or is involuntarily terminated for Cause from the Company, a Subsidiary or an Affiliate while any Shares remain restricted, Employee shall forfeit all then remaining restricted Shares as of the date of such termination.

d.	Qualified Public Offering, Change in Control, or Liquidity Event. In the event of a Qualified Public Offering, a Change in Control or Liquidity Event (as defined in the Plan), restrictions on Employee’s ownership and control of any then remaining restricted Shares shall lapse. Provided, however, that following a Qualified Public Offering, restrictions lapse only upon the latter of any applicable underwriter imposed lock-up period or September 24, 2012.

e.	Sale that does not constitute a Change in Control or Liquidity Event. In the event of a sale not constituting a Change in Control or Liquidity Event, restrictions on Employee’s ownership and control of any then remaining restricted Shares shall lapse on a pro rata basis equal to the Tag Along Sale Percentage for the sale, as defined in the Sale Participation Agreement.

7.	In the event of any change in the outstanding shares of the Company by reason of any stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, sale by the Company of all or part of its assets, distribution to shareholders other than a normal cash dividend, substitution for the Shares, in whole or in part, of shares of stock in the entity or entities created by or resulting from any such split-up, split-off, spin-off, recapitalization, merger or consolidation, or other extraordinary or unusual event occurring after the Grant Date but while any Shares remain restricted that affects the value of the Shares, the number of Shares shall be adjusted by the Company to reflect the occurrence of such event.

8.	The terms of this Agreement may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, however, that no such amendment shall adversely affect in a material manner any of Employee’s rights under this Agreement without written consent. The Committee may, in its sole discretion, permit Employee to surrender the Shares in order to exercise or realize the rights under other Awards under the Plan, or in exchange for the grant of new Awards under the Plan, or require Employee to surrender the Shares as a condition precedent of new Awards under the Plan.

9.	Any action taken or decision made by the Company, the Board, or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on Employee and all persons claiming under or through Employee. By accepting this grant of Shares or other benefit under the Plan, Employee and each person claiming under or through Employee shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or its delegates.

10.	The Employee acknowledges that he or she understands that the Shares offered have not been registered or approved under the securities laws in the U.S. or in any country/jurisdiction outside of the U.S. The offering of these Shares is being made on a private basis.

11.	This grant of restricted Shares is discretionary, non-binding for future years and there is no promise or guarantee that such grants will be offered to Employee in future years.

12.	The validity, construction, interpretation, administration and effect of the Plan, and of its rules and regulations, and rights relating to the Plan and to this Agreement, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.